Exhibit 10.1

EXECUTION VERSION

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), is made effective as of April 6, 2015 (the “Effective Date”) by and between USA Truck, Inc., a Delaware corporation (the “Company”) and Thomas M. Glaser (the “Consultant”).

WHEREAS, the Company desires to retain the services of the Consultant and the Consultant desires to perform certain services for the Company.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereto agree as follows:

1. Services.

1.1 The Consultant will report directly to the Company’s Board of Directors (the “Board”) and, to the extent the Board delegates some or all of its oversight responsibilities to such person, to the Chairman of the Board.

1.2 The Consultant agrees to provide various services to the Company as determined by the Board or the Chairman of the Board, as applicable, from time to time, which initially will include, without limitation, day-to-day management and oversight of the business of the Company and participation in management and Board functions in a manner normally associated with the role of chief operating officer of a public company. The Consultant will work with the Company under the direction of the Board and the Chairman of the Board, as applicable, to provide any services within the scope of executive management of the business that may be reasonably requested by the Board or the Chairman of the Board, as applicable. The Consultant will have the authority to carry out any responsibilities or duties normally associated with the role of chief operating officer of a public company, including, without limitation, the authority to execute documents on behalf of the Company to the same extent as the President or any Vice President as empowered under the Company’s bylaws, subject to the direction and oversight of the Board and the Chairman of the Board, as applicable. Unless subsequently agreed in writing by the Consultant and the Board or the Chairman of the Board, as applicable, (a) the Consultant will not be appointed as or perform the functions of the “principal executive officer” (as such term is used in U.S. securities laws, rules, and regulations) of the Company and will not be required to sign certifications or other filings with the Securities and Exchange Commission; (b) the Consultant will not have the authority to terminate the employment of any Named Executive Officer (as such term is defined in Item 402(a)(3) of Regulation S-K) or hire any person who would be a Named Executive Officer or change the compensation of any such individual; and (c) the Consultant will not have the authority to commit to capital expenditures in excess of $5.0 million in excess of the Company’s capital budget for 2015.

1.3 Such services will be provided in a timely and professional manner, in accordance with the performance level expected of a chief operating officer of a similarly situated company, and on a substantially full time basis, at times and locations reasonably agreed to by the Company and the Consultant.

2. Compensation.

2.1 Consulting Fee. The Consultant shall be compensated in accordance with the compensation structure set forth on Schedule 1 attached hereto.

2.2 Reimbursement of Expenses. The Company shall reimburse the Consultant for all reasonable and customary expenses properly incurred or paid by the Consultant in connection with, or related to, the performance of services under this Agreement. These expenses will include living quarters and a vehicle in Ft. Smith/Van Buren, Arkansas, as well as commuting expenses, subject to monthly approval by the Chairman of the Board. However, the Consultant shall not incur expenses in excess of $5,000 during any one month period without the prior written consent of the Chairman of the Board. The Consultant shall submit to the Chairman of the Board itemized statements on a monthly basis together with receipts, in a form satisfactory to the Chairman of the Board, of all such expenses incurred. Subject to the approval of the Chairman of the Board, the Company shall pay such expenses directly or shall pay to the Consultant amounts shown on each such statement within thirty (30) days of receiving Consultant’s itemized statement.

2.3 Benefits. The Consultant shall not be entitled to any benefits, coverage, or privileges, including, without limitation, social security, unemployment, medical, or pension payments, made available to employees of the Company.

2.4 Taxes. No income tax or payroll tax of any kind shall be withheld or paid by the Company on behalf of the Consultant for any payment under this Agreement. The Consultant agrees to be responsible for all taxes and similar payments arising out of any of Consultant’s activities contemplated by this Agreement, including, without limitation, federal, state, and local income tax, social security tax (FICA), self-employment taxes, unemployment insurance taxes, and all other taxes, fees, and withholding. The Company shall not be obligated to pay to the Consultant any amounts hereunder until the Consultant shall provide to the Company the Consultant’s federal tax identification number and any other necessary information required by the Company to comply with applicable tax and other laws.

3. Term and Termination.

The term of this Agreement shall begin on the Effective Date, and shall continue for a period of three months thereafter (the “Initial Term”); provided, however, that, this Agreement may be earlier terminated by either party upon two weeks’ written notice to the other party. Following the Initial Term, this Agreement may be renewed for successive one-month terms (each, a “Renewal Term”) upon the mutual agreement of the Company and Consultant. The Initial Term and any Renewal Terms are collectively referred to as the “Term.”

4. Cooperation.

The Consultant shall use the Consultant’s best efforts in the performance of the Consultant’s obligations under this Agreement. In furtherance thereof, Consultant will not accept any other engagements or take any material action in furtherance of any other consulting or similar business relationship during the Term. The Company shall provide such access to its information and property as may be reasonably required to permit the Consultant to perform the Consultant’s obligations under this Agreement. The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business, and shall observe all rules, regulations, and security requirements of the Company concerning the safety of persons and property.

5. Proprietary Information.

5.1 For purposes of this Agreement, “Proprietary Information” means any and all information, data, and knowledge (whether in oral, written, graphic, electronic, machine-readable, or other form) of the Company that has been or is disclosed, provided, or made available to the Consultant that is not generally known by an individual, a corporation, an association, a partnership, an estate, a trust, or any other entity or organization, other than the Company (“Persons”), and any and all information, whether or not publicly known in whole or in part, which if disclosed by the Company would assist in competition against the Company, including, but not limited to, information relating to (i) the development, research, testing, manufacturing, know how, marketing and financial activities of the Company, (ii) the products and services of the Company, (iii) the costs, sources of supply, financial performance, and strategic plans of the Company, (iv) the identity and needs of the customers of the Company, and (v) the other Persons with whom the Company has business relationships, including, but not limited to, employees and independent contractors of the Company, and the nature and substance of those relationships. Proprietary Information also includes any and all information belonging to customers or others that is received by the Company with any understanding, expressed or implied, that it would not be disclosed. Notwithstanding the foregoing, Proprietary Information shall not include any information which (w) is or becomes through no fault of the Consultant part of the public domain; (x) was already known to the Consultant at the time of disclosure; (y) is independently developed by the Consultant without reference to or use of any Confidential Information received from the Company; or (z) was lawfully obtained by the Consultant from a third party not bound by a duty of confidentiality.

5.2 The Consultant acknowledges that the Consultant’s relationship with the Company is one of high trust and confidence and that in the course of providing service to the Company the Consultant may have had and will have access to and contact with Proprietary Information. The Consultant agrees that the Consultant will not, during the Term or at any time thereafter, disclose to others, or use for the Consultant’s benefit or the benefit of others, any Proprietary Information.

5.3 The Consultant’s obligations under this Section 5 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant of this Section 5, (ii) is disclosed to the Consultant by a third party unaffiliated with the Company who is not subject to an obligation of confidentiality to the Company, or (iii) is approved for release by written authorization of the Company specifically authorizing such release.

5.4 Upon termination of this Agreement or at any other time upon request by the Company, the Consultant shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks, and other documents (and all copies or reproductions of such materials) containing or based upon Proprietary Information.

6. Independent Contractor Status.

The Consultant and the Company understand and intend that the Consultant shall perform all services under this Agreement as an independent contractor and not as an employee or partner of the Company. The manner of and means by which the Consultant executes and performs the Consultant’s obligations hereunder are to be determined by the Consultant in the Consultant’s reasonable discretion.

7. Counterparts.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument. Facsimile or electronic counterparts will be effective.

8. Entire Agreement.

This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including, without limitation, any existing employment agreements or engagement agreements between the Company and the Consultant, each of which is terminated hereby.

9. Amendment.

This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

10. Assignment.

This Agreement is personal to the Consultant and may not be assigned by the Consultant. This Agreement may be assigned by the Company to (a) any affiliate of the Company without the consent of the Consultant and (b) any other party with the consent of the Consultant, which consent shall not be unreasonably withheld.

11. Waiver.

No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

12. Severability.

In the event that any provision of this Agreement shall be invalid, illegal, or otherwise unenforceable, the validity, legality, and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above set forth.

COMPANY:		CONSULTANT:

USA Truck, Inc.

By:	/s/ Michael K. Borrows		/s/ Thomas M. Glaser
Name:	Michael K. Borrows	Name:	Thomas M. Glaser

Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Consulting Agreement]

Schedule 1

COMPENSATION

The Consultant shall be compensated in the amount of $30,000 per month for the Term of this Agreement, payable in monthly installments of $30,000 in arrears on the last day of each month during the Term, and prorated for any partial month.